Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EP ENERGY CORPORATION

EP Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                      The name of the Corporation is EP Energy Corporation.

2.                                      The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 8, 2013 (the “Original Certificate of Incorporation”).

3.                                      The Original Certificate of Incorporation was amended and restated in its entirety by the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware was August 30, 2013 (the “Amended and Restated Certificate of Incorporation”).

4.                                      This Second Amended and Restated Certificate of Incorporation (as amended, restated or modified from time to time, this “Second Amended and Restated Certificate of Incorporation”) amends and restates the Amended and Restated Certificate of Incorporation and has been duly adopted by the Board of Directors of the Corporation (the “Board”) by unanimous written consent in lieu of a meeting in accordance with Sections 14(f), 242 and 245 of the General Corporation Law of the State of Delaware (as may be amended and supplemented from time to time, the “DGCL”) and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242 and 245 of the DGCL.

5.                                      The Amended and Restated Certificate of Incorporation of the Corporation, as amended hereby, shall, upon the effectiveness hereof, read in its entirety, as follows:

ARTICLE I

NAME

The name of the Corporation is:

EP Energy Corporation

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act and activity for which corporations may be organized and incorporated under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 1.                   Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 600,878,304 shares, of which 550,000,000 shares shall be Class A Common Stock, $0.01 par value per share (the “Class A Common Stock” and shares of Class A Common Stock, “Class A Shares”), 878,304 shares shall be Class B Common Stock, $0.01 par value per share (the “Class B Common Stock” and shares of Class B Common Stock, “Class B Shares”), and 50,000,000 shares shall be preferred stock, $0.01 par value per share (the “Preferred Stock” and shares of Preferred Stock, “Preferred Shares”).

Section 2.                   Class A Shares.  Except as otherwise required by applicable law, all Class A Shares shall be identical in all respects and shall entitle the holders thereof to the same rights, subject to the same qualifications, limitations and restrictions.  The terms of the Class A Shares set forth below shall be subject to the express terms of the Class B Shares and any series of Preferred Shares.

(a)                                 Voting Rights.  Except as otherwise required by applicable law, the holders of Class A Shares (the “Class  A Stockholders”) shall be entitled to one vote per Class A Share on all matters to be voted on by the Corporation’s stockholders. No Class A Stockholders shall be entitled to exercise any right of cumulative voting.

(b)                                 Dividends.  Subject to the rights of the holders of Preferred Shares and Class B Shares, and subject to any other provisions of this Second Amended and Restated Certificate of Incorporation the Class A Stockholders shall be entitled to receive, as, if and when declared by the Board out of the funds of the Corporation legally available therefor (such funds, “Available Cash”), such dividends (payable in cash, stock or otherwise)  as the Board may from time to time determine, payable to Class A Stockholders of record on such dates, not exceeding 60 days preceding the dividend distribution dates, as shall be fixed for such purpose by the Board in advance of distribution of each particular dividend, taking into account all debts, liabilities, and obligations of the Corporation and its Subsidiaries then due, and working capital and other requirements, which the Board may deem necessary for the Corporation’s and its Subsidiaries’ businesses or to place into reserves for expenditures, claims or contingencies with respect to such businesses (any such cash dividends, “Available Cash Dividends”).

Section 3.                   Class B Shares.  Except as otherwise required by applicable law, all Class B Shares shall be identical in all respects and shall entitle the holders thereof to the same rights, subject to the same qualifications, limitations and restrictions.

(a)                                 Voting Rights. Except as otherwise required by applicable law and as provided herein, the holders of Class B Shares (the “Class B Stockholders”) shall not be entitled to any votes in respect of any matter to be voted on by the Corporation’s stockholders.  No Class B Stockholders shall be entitled to exercise any right of cumulative voting.

(b)                                 Dividends.  Following the occurrence of a Threshold Capital Transaction (or following any other distributions or series of distributions of Capital Proceeds or Available Cash Dividends, where after giving effect to such distributions or series of distributions, MOIC is greater than 1.0), at such times as Available Cash Dividends are paid to the Class A Stockholders, dividends out of Available Cash shall be paid to the Class B Stockholders in respect of their Class B Shares (whether or not vested pursuant to any applicable management incentive plan agreement or otherwise) in the same manner and in such amounts as if they were Capital Proceeds distributed pursuant to Article IV, Section 5 (with the term Capital Proceeds used therein being deemed to include dividends out of Available Cash).  In the event that any such dividends are paid to the Class B Stockholders pursuant to this Article IV, Section 3(b), the calculation of amounts payable to the Class B Stockholders pursuant to Article IV, Section 5 and the calculation of the number of Class A Shares issuable to the Class B Stockholders pursuant to Article IV, Section 6 shall, in each case, be made on a cumulative basis and taking into account all prior distributions of Capital Proceeds and dividends out of Available Cash made pursuant to Article IV, Section 5 and this Article IV, Section 3(b), as applicable, all Prior Distributions and all issuances of Class A Shares made pursuant to Article IV, Section 6 to avoid duplication.

Section 4.                   Preferred Shares.  The Board is authorized to provide for the issuance from time to time of Preferred Shares in one or more series by filing a certificate of the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any (a “Preferred Stock Certificate of Designation”), pursuant to the applicable provisions of the DGCL, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board and dependent on facts ascertainable outside such Preferred Stock Certificate of Designation or resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:

(a)                                 the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except to the extent otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board;

(b)                                 the dividend rate, if any, and the times of distribution of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(c)                                  the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(d)                                 whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)                                  the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(f)                                   whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g)                                  whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the distribution of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(h)                                 whether or not the shares of the series will have voting rights in addition to any voting rights provided by law and, if so, the terms of such voting rights; and

(i)                                     any other terms of the shares of the series;

provided, that for so long as the Specified Condition is satisfied, any issuance of Preferred Shares or any specification of the rights of any Preferred Shares by the Board pursuant to this Article IV, Section 3, shall require Special Board Approval and in the event that the Specified Condition is no longer satisfied, any issuance of Preferred Shares or any specification of the rights of any Preferred Shares by the Board pursuant to this Article IV, Section 3, shall require the approval of a majority of the Board then in office.

Section 5.                   Capital Transactions.

(a)                                 Upon the occurrence of a Capital Transaction, Capital Proceeds shall be allocated and distributed to the Class A Stockholders and the Class B Stockholders in the following order of priority promptly following the consummation of such Capital Transaction.

(i)                                     First, to each Class A Stockholder, its Pro Rata Portion of such Capital Proceeds until the Legacy Class A Stockholders’ Unrecovered Capital balance is reduced to zero;

(ii)                                  Second, only to the extent that there is any Previously Paid Class A Preferred Return, an amount of such Capital Proceeds remaining after the Corporation has made the distributions to the Class A Stockholders described in Article IV, Section 5(a)(i), which amount shall be equal to 3/97ths of the aggregate amount of the Previously

Paid Class A Preferred Return distributed to the Legacy Class A Stockholders prior to the occurrence of such Capital Transaction, to the Class B Stockholders Pro Rata (for the avoidance of doubt, the aggregate amount of distributions made to the Class B Stockholders under this Article IV, Section 5(a)(ii), together with the Tier I MIPS (as defined below) shall not exceed an amount equal to three percent (3%) of the amount of Profits as of such date of distribution);

(iii)                               Third, the amount of such Capital Proceeds remaining after the Corporation has made the distributions to the Class A Stockholders and the Class B Stockholders described in Article IV, Section 5(a)(i) and Article IV, Section 5(a)(ii) (the “Remaining Tier I Profits”) to the Class A Stockholders and the Class B Stockholders as follows:

(A)                               Ninety-seven percent (97%) of the Remaining Tier I Profits to the Class A Stockholders Pro Rata based on the relative Unpaid Class A Preferred Return of each Legacy Class A Stockholder until each Legacy Class A Stockholder’s Unpaid Class A Preferred Return is reduced to, and remains at, zero; and

(B)                               Three percent (3%) of the Remaining Tier I Profits (such amount, the “Tier I MIPS”) to the Class B Stockholders Pro Rata until the unpaid Tier I MIPS is reduced to zero; and

(iv)                              Fourth, the amount of such Capital Proceeds remaining after the Corporation has made the distributions to the Class A Stockholders and the Class B Stockholders described in Article IV, Sections 5(a)(i), 5(a)(ii) and 5(a)(iii) (the “Remaining Tier II Profits”) to the Class A Stockholders and Class B Stockholders as follows:

(A)                               An amount equal to (x) the Remaining Tier II Profits, minus (y) the Class B Additional Profits Amount (as defined below) or the Alternative Class B Additional Profits Amount (as defined below), as applicable, to the Class A Stockholders Pro Rata; and

(B)                               A portion of the Remaining Tier II Profits to the Class B Stockholders Pro Rata, as follows (such amount, the “Class B Additional Profits Amount”):

(I)                                   if MOIC is greater than or equal to 1.00, but less than or equal to 1.50, an amount equal to (x) the amount of Profits, multiplied by (y) three and one-half percent (3.5%);

(II)                              if MOIC is greater than 1.50, but less than or equal to 2.25, an amount equal to (x) the amount determined pursuant to clause (I) above (calculated assuming MOIC is equal to 1.50), plus (y) an amount equal to (1) six and one-half percent (6.5%), multiplied by (2) an amount equal to the excess of (xx) an amount equal to (A) the aggregate amount of Capital Proceeds theretofore distributed or to be distributed to the Class A

Stockholders in connection with such Capital Transaction pursuant to this Article IV, Section 5, plus (B) the aggregate amount of Available Cash Dividends theretofore distributed to the Class A Stockholders pursuant to Article IV, Section 2(b) through the date of such distribution, plus (C) the aggregate amount of Subsequent Sale Proceeds theretofore received by the Legacy Class A Stockholders (after deducting any underwriting discounts, expenses and commissions and any other costs and expenses incurred by or on behalf of the Stockholders in connection with such Subsequent Sales giving rise to such proceeds, but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the Stockholders Agreement or otherwise) through such date, plus (D) the aggregate amount of Prior Distributions received by the Legacy Class A Stockholders or their predecessors in interest (as applicable) through such date, over (yy) an amount equal to (A) the aggregate amount of Capital Contributions theretofore made by the Class A Stockholders or their predecessors in interest (as applicable), multiplied by (B) 1.50; or

(III)                         if MOIC is greater than 2.25, an amount equal to (x) the amount determined pursuant to clause (II) above (calculated assuming MOIC is equal to 2.25), plus (y) an amount equal to (1) six percent (6.0%), multiplied by (2) an amount equal to the excess of (xx) an amount equal to (A) the aggregate amount of Capital Proceeds theretofore distributed or to be distributed to the Class A Stockholders in connection with such Capital Transaction pursuant to this Article IV, Section 5, plus (B) the aggregate amount of Available Cash Dividends theretofore distributed to the Class A Stockholders pursuant to Article IV, Section 2(b) through the date of such distribution, plus (C) the aggregate amount of proceeds theretofore received by the Legacy Class A Stockholders in connection with Subsequent Sales (after deducting any underwriting discounts, expenses and commissions and any other costs and expenses incurred by or on behalf of the Stockholders in connection with such Subsequent Sales giving rise to such Subsequent Sale Proceeds, but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the Stockholders Agreement or otherwise) through such date, plus (D) the aggregate amount of Prior Distributions received by the Legacy Class A Stockholders or their predecessors in interest (as applicable) through such date, over (yy) an amount equal to (A) the aggregate amount of Capital Contributions theretofore made by the Class A Stockholders or their predecessors in interest (as applicable), multiplied by (B) 2.25;

provided, however, that, notwithstanding anything to the contrary set forth in Article IV, Section 5(a)(iv)(B) above, in the event that the amount of the Remaining Tier II Profits is insufficient to pay the Class B Additional Profits Amount to the Class B Stockholders, then in lieu of the Class B Additional Profits Amount, the Class B Stockholders shall instead receive, on a Pro Rata Basis, an aggregate amount equal to fifty percent (50%) of the Remaining Tier II Profits (the “Alternative Class B Additional Profits Amount”).

(b)                                 Notwithstanding anything to the contrary in this Second Amended and Restated Certificate of Incorporation, (i) in no event shall the aggregate amount distributed to the Class B Stockholders pursuant to Article IV, Section 5 and Article IV, Section 3(b) (together with any tax advances previously received by a Class B Stockholder or its predecessor in interest (as applicable) in respect of interests of the LLC previously held by such Class B Stockholder or its predecessor in interest (as applicable)) exceed eight and one-half percent (8.5%) of the aggregate amount of Profits distributed to the Class A Stockholders and the Class B Stockholders pursuant to Article IV, Section 5 and Article IV, Section 3(b), and (ii) no distributions (excluding, for the avoidance of doubt, any exchange pursuant to Article IV, Section 6, which shall be subject to the terms and provisions set forth therein) shall be made to any Class B Stockholder, until the consummation of a Threshold Capital Transaction.

(c)                                  Any amount distributed to the Class B Stockholders in connection with any Class B Exchange shall be treated as an advance distribution of, and shall reduce by like amount, the next amounts otherwise payable to the Class B Stockholders pursuant to Article IV, Section 5 and Article IV, Section 3(b).  Notwithstanding anything to the contrary set forth in this Second Amended and Restated Certificate of Incorporation, if any Class B Shares are exchanged pursuant to a Class B Exchange, then the amount of any Capital Proceeds to be distributed to the Class B Members pursuant to this Article IV, Section 5 in connection with any Capital Transaction following such Class B Exchange (provided, that such Capital Transaction is a Threshold Capital Transaction or that a Threshold Capital Transaction has been previously consummated) shall be (i) calculated by (A) disregarding the amount of Capital Proceeds received in such Capital Transaction in respect of those Class A Shares that were acquired by any Legacy Class A Stockholder in its capacity as the purchaser in a Specified Sale relating to a Class B Exchange and (B) including in such calculation, in lieu of the amount described in the immediately preceding subclause (A), the amount of proceeds received by the Specified Stockholders in such Specified Sale in respect of such Class A Shares, multiplied by the Adjustment Multiple and (ii) reduced by any amount distributed to the Class B Stockholders in connection with any Class B Exchange (in accordance with the first sentence of this Article IV, Section 3(c)).  In addition, any other distributions to be made to the Class B Stockholders pursuant to Article IV, Section 5 and Article IV, Section 3(b) following any Class B Exchange shall be calculated in an equitable manner in accordance with the principles described in the immediately preceding sentence.

(d)                                 Any distributions in kind pursuant to Article IV, Section 5 and Article IV, Section 3(b) shall be distributed out based on their Fair Market Values, in the same proportions as if cash (whether Available Cash Dividends or Capital Proceeds) were distributed.  If cash and property are to be distributed in kind simultaneously, the Corporation shall pay such cash and property in kind in the same proportion to each Class A Stockholder and Class B Stockholder entitled to such distribution pursuant to this Second Amended and Restated Certificate of Incorporation, unless otherwise agreed by the Class A Stockholders and the Class B Stockholders, in each case, voting as a separate class.  The Fair Market Value of any assets (other than cash) that are distributed pursuant to this Article IV, Section 5 and Article IV, Section 3(b)  shall be determined as of the date that such distribution is made.  For the avoidance of doubt, all amounts payable to the Class B Stockholders under this Article IV, Section 5 in connection with any Capital Transaction shall be in the same form as the distributions received by the Class A Stockholders in connection with such Capital Transaction.

Section 6.                   Class B Exchange.

(a)                                 In connection with each Specified Sale, the Corporation shall exchange with the Class B Stockholders a number of newly issued Class A Shares calculated pursuant to Article IV, Section 6(c) for a number of Class B Shares (such number of Class B Shares, the “Class B Exchange Amount”) such that, after giving effect to such exchange, the total number of Class B Shares held by the Class B Stockholders shall be equal to (i) the number of Class B Shares held by the Class B Stockholders immediately prior to the first Sale, multiplied by (ii) a fraction, expressed as a percentage (x) the numerator of which is an amount equal to the aggregate number of Class A Shares collectively held by the Specified Stockholders after giving effect to such Specified Sale, and (y) the denominator of which is an amount equal to the total number of Class A Shares collectively held by the Specified Stockholders immediately prior to the first Sale.

(b)                                 The aggregate value of the Class A Shares to be issued by the Corporation in exchange for the Class B Exchange Amount (the “Class B Consideration”) shall equal:

(i)                                     only to the extent that there is any Specified Previously Paid Class A Preferred Return, an amount of Specified Profits equal to 3/97ths of the aggregate amount of the Specified Previously Paid Class A Preferred Return distributed to the Specified Stockholders prior to the occurrence of such Specified Sale (for the avoidance of doubt, the aggregate amount of the portion of the Class B Consideration calculated pursuant to this Article IV, Section 6(b)(i), together with the Specified Tier I MIPS (as defined below) shall not exceed an amount equal to three percent (3%) of the amount of Specified Profits as of such date of exchange) (such amount, the “Specified Class B Catch-Up Amount”); plus

(ii)                                  an amount of Specified Remaining Tier I Profits equal to three percent (3)% of the Specified Remaining Tier I Profits (such amount, the “Specified Tier I MIPS”); plus

(iii)                               an amount of the Specified Remaining Tier II Profits equal to:

(1)                                 if Specified MOIC is greater than or equal to 1.00, but less than or equal to 1.50, an amount equal to (x) the amount of Specified Profits, multiplied by (y) three and one-half percent (3.5%);

(2)                                 if Specified MOIC is greater than 1.50, but less than or equal to 2.25, an amount equal to (x) the amount determined pursuant to clause (1) above (assuming Specified MOIC is equal to 1.50), plus (y) an amount equal to (A) six and one-half percent (6.5%), multiplied by (B) an amount equal to the excess of (xx) an amount equal to (I) the aggregate amount of Capital Proceeds theretofore distributed to the Specified Stockholders in connection with a Capital Transaction pursuant to

Article IV, Section 5, plus (II) the aggregate amount of Available Cash Dividends theretofore distributed to the Specified Stockholders pursuant to Article IV, Section 2(b) through the date of such Class B Exchange, plus (III) the aggregate amount of Sale Proceeds received by the Specified Stockholders (after deducting any underwriting discounts, expenses and commissions and any other costs and expenses incurred by or on behalf of the Stockholders in connection with such Sales giving rise to such Sale Proceeds, but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the Stockholders Agreement or otherwise) through such date, plus (IV) the aggregate amount of Specified Prior Distributions received by the Specified Stockholders or their predecessors in interest (as applicable) through such date, over (yy) an amount equal to (I) the aggregate amount of Capital Contributions theretofore made by the Specified Stockholders or their predecessors in interest (as applicable), multiplied by (II) 1.50;

(3)                                 if Specified MOIC is greater than 2.25, an amount equal to (x) the amount determined pursuant to clause (2) above (calculated assuming MOIC is equal to 2.25), plus (y) an amount equal to (A) six percent (6.0%), multiplied by (B) an amount equal to the excess of (xx) an amount equal to (I) the aggregate amount of Capital Proceeds  theretofore distributed to the Specified Stockholders in connection with a Capital Transaction pursuant to Article IV, Section 5, plus (II) the aggregate amount of Available Cash Dividends theretofore distributed to the Specified Stockholders pursuant to Article IV, Section 2(b) through the date of such Class B Exchange, plus (III) the aggregate amount of Sale Proceeds received by the Specified Stockholders (after deducting any underwriting discounts, expenses and commissions and any other costs and expenses incurred by or on behalf of the Stockholders in connection with such Sales giving rise to such Sale Proceeds, but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the Stockholders Agreement or otherwise) through such date, plus (IV) the aggregate amount of Specified Prior Distributions received by the Specified Stockholders or their predecessors in interest (as applicable) through such date, over (yy) an amount equal to (I) the aggregate amount of Capital Contributions theretofore made by the Specified Stockholders or their predecessors in interest (as applicable), multiplied by (II) 2.25; plus

(iv)                              an amount equal to (A) (x) the portion of the Class B Consideration calculated by aggregating the amounts described in the preceding clauses (i) through (iii), multiplied by (y) the Adjustment Multiple, minus (B) the aggregate of the amounts described in the preceding clauses (i) through (iii);

provided, that (A) in no event shall the Class B Consideration distributed to the Class B Stockholders pursuant to this Article IV, Section 6 (together with any tax advances previously received by any Class B Stockholder in respect of membership interests of the LLC previously held by such Class B Stockholder) exceed eight and one-half percent (8.5%) of the aggregate amount of Specified Profits multiplied by the Adjustment Multiple and (B) no Class B Exchange shall be consummated until the consummation of a Specified Sale; provided, further, that the Class B Consideration shall be calculated without duplication of amounts that were previously distributed to the Class B Stockholders in respect of their Class B Shares (including pursuant to Article IV, Section 5 and Article IV, Section 3(b)) or in connection with any prior Class B Exchange, and any exchanges of Class B Shares pursuant to the Stockholders Agreement shall be treated as an advance distribution of, and shall reduce by like amount, the next amounts otherwise distributable to the applicable Class B Stockholders pursuant to this Article IV, Section 6.

(c)                                  The aggregate number of Class A Shares to be issued to the Class B Stockholders in exchange for the Class B Exchange Amount pursuant to a Class B Exchange shall be equal to (i) the Class B Consideration, divided by an amount equal to (ii) (A) if such Class B Exchange is consummated prior to an IPO, the price per Class A Share sold in such Specified Sale, or (B) if such Class B Exchange is consummated following an IPO, the average closing price per Class A Share for the five (5) consecutive trading days immediately prior to the date on which the Class B Exchange is consummated (the amount in clause (A) or (B) above, as applicable, the “Per Class A Share Price”).  Notwithstanding anything to the contrary in this Second Amended and Restated Certificate of Incorporation, no fractional Class A Shares shall be issued in connection with any Class B Exchange.  In lieu of any fractional Class A Share, the Corporation shall pay to each affected Class B Stockholder an amount in cash equal to (I) such Class B Stockholder’s respective fractional Class A Share amount, multiplied by (II) the Per Class A Share Price.

(d)                                 A Class B Exchange shall be consummated as promptly as practicable following the consummation of the related Specified Sale, but in any event no later than ten (10) Business Days following the consummation of such Specified Sale.  Upon the consummation of a Class B Exchange, the Class B Exchange Amount shall be cancelled by the Corporation.

(e)                                  This Article IV, Section 6 shall terminate immediately upon the consummation of a Class B Exchange, if following the related Specified Sale, none of the Specified Stockholders shall hold any Class A Shares.

ARTICLE V

DIRECTORS

Section 1.                   General Powers.  Except as otherwise provided by applicable law or this Second Amended and Restated Certificate of Incorporation, in each case as the same may be amended and supplemented, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2.                   Number of Directors.  The number of directors that shall constitute the whole Board shall be as determined from time to time by a majority of the Board then in office; provided, that in no event shall the total number of directors constituting the entire Board be less than three (3) nor more than thirteen (13). Election of directors need not be by written ballot.

Section 3.                   Classes of Directors; Term of Office.  The Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III.  In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.  No decrease in the number of directors shall shorten the term of any incumbent director.

Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2015; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2016; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2017; provided, further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

Section 4.                   Quorum.  Except as otherwise provided by law, this Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board, but in no event shall less than one-third of the directors constitute a quorum. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

Section 5.                   Manner of Acting.  Every act or decision done or made by the majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board, unless the act of a greater number is required by law, this Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or the Stockholders Agreement, in each case as the same may be amended and supplemented.

Section 6.                   Vacancies.  Any vacancy or newly created directorships in the Board, however occurring, shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as otherwise provided by law, and shall not be filled by the stockholders of the Corporation; provided, however, that if (i) a vacancy in the Board is created as a result of a Specified Stockholder or a Principal Stockholder losing its right to designate a director pursuant to the Stockholders Agreement and (ii) the Legacy Class A Stockholders beneficially own more than fifty percent (50%) of the outstanding Class A Shares at such time, then such vacancy shall be filled by a vote of the Majority-in-Interest (each such director designated by such Majority-in-Interest, a “Replacement Director”) and such Replacement Director (A) must qualify as an Independent Director and (B) any directors’ fees or similar compensation paid to such Replacement Director shall be taken into account in determining whether such person an Independent Director.  A director elected to fill a vacancy shall hold office until the next annual meeting of the stockholders of the Corporation, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.  If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

Section 7.                   Removal and Resignation of Directors.  Directors may be removed only for cause, and only by the affirmative vote of the Stockholders that together hold at least sixty-six and two-thirds percent (66 2/3%) of the voting power entitled to vote in any annual election of directors or class of directors; provided, however, that for so long as the Legacy Class A Stockholders beneficially own more than fifty percent (50%) of the outstanding Class A Shares, directors may be removed only for cause, and only by the affirmative vote of Stockholders that together hold at least a majority of the voting power entitled to vote in any annual election of directors or class of directors; provided, further, that a director may be removed and replaced at any time and for any reason (or no reason) by the Legacy Class A Stockholder or the Majority-in-Interest that has the right to designate such director or may be removed and replaced by the Majority-in-Interest to the extent the applicable Legacy Class A Stockholder has lost the right to designate such director, in each case, pursuant to the Stockholders Agreement.  A director may resign at any time by filing his or her written resignation with the secretary of the Corporation.

Section 8.                   Voting Rights of Preferred Shares.  Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Shares issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Certificate of Designation) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

ACCESS TO BOOKS & RECORDS OF THE CORPORATION

Except as expressly provided in this Second Amended and Restated Certificate of Incorporation, the Stockholders Agreement or in any Preferred Stock Certificate of Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.  Notwithstanding the foregoing, any request for access to the accounts, books or documents of the Corporation pursuant to Section 220 of the DGCL shall only be granted during regular business hours, upon reasonable notice to the secretary of the Corporation and in a manner that does not unreasonably interfere with the business of the Corporation and such access shall be subject to such other reasonable restrictions permitted by Section 220 of the DGCL.

ARTICLE VII

ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and, subject to the next sentence, may not be effected by any consent or consents in writing by stockholders of the Corporation. Notwithstanding the foregoing, until such time as the Legacy Class A Stockholders beneficially own fifty percent (50%) or less of the outstanding Class A Shares, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the stockholders of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation that are entitled to vote on such matter were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders of the Corporation are recorded.

ARTICLE VIII

SPECIAL MEETINGS

Except as otherwise required by law or provided in the Stockholders Agreement, special meetings of the stockholders of the Corporation may be called by a majority of the members of the Board then in office pursuant to a resolution approved by the Board, and special meetings may not be called by any other person or persons.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of such meeting.

ARTICLE IX

LIMITED LIABILITY

To the extent permitted by the DGCL, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or amendment or modification of this Article IX by the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE X

INDEMNIFICATION

Section 1.                   Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding,

whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Second Amended and Restated Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director, officer or Board observer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification that may have retroactive effect, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Article X, Section 3, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred in this Article X shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “Final Disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise.  The rights conferred upon Indemnitees in this Article X shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 2.                   Claims.     To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification.  Upon written request by a claimant for indemnification pursuant to the first sentence of this Article X, Section 2, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows if there is a dispute between the Corporation and the claimant with respect to the claimant’s rights to indemnification hereunder:  (i) if requested by the claimant, by Independent Counsel, or (ii) if no request is made by the claimant for a determination by Independent Counsel, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel (as hereinafter defined) in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (C) if a quorum of Disinterested Directors so directs, by a majority of the stockholders of the Corporation by Independent Counsel.  In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or Proceeding for which indemnification is claimed a Specified Change of Control in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board.  If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

Section 3.                   Recovery of Claims.   If a claim under Article X, Section 1 is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to Article X, Section 2 has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days), the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4.                   Corporate Estoppel.  If a determination shall have been made pursuant to Article X, Section 2 that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial Proceeding commenced pursuant to Article X, Section 3.

Section 5.                   Preclusion in Judicial Procedure.  The Corporation shall be precluded from asserting in any judicial Proceeding commenced pursuant to Article X, Section 3 that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such Proceeding that the Corporation is bound by all the provisions of this Article X.

Section 6.                   Nonexclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its Final Disposition conferred in this Article X:  (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.  Any amendment, modification, alteration or repeal of this Article X that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or Proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Section 7.                   Maintaining Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former directors or officers, respectively.

Section 8.                   Other Indemnification and Prepayment of Expenses.  The Corporation may, to the extent authorized from time to time by the Board or the Chief Executive Officer, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its Final Disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 9.                   Reliance.  If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 10.                              Notice.  Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by facsimile, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XI

RELATED PERSONS; CORPORATE OPPORTUNITY

Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, in any way be invalidated by the fact that any one or more of the directors or officers of the Corporation are pecuniarly or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). The fact that any Related Person may be a party to, or may be pecuniarly or otherwise interested in, any contract or transaction of the Corporation, shall not affect the validity of such contract or transaction; provided, that the fact that such person is a Related Person is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken; and any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any Subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such Subsidiary or affiliated corporation.

Any contract, transaction or act of the Corporation or of the directors that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the

Corporation, to any of the Legacy Class A Stockholders or any directors of the Corporation who are employees, partners, officers or directors of any of the Legacy Class A Stockholders or any of their Affiliates.  None of the Legacy Class A Stockholders nor any of their Affiliates (including, without limitation, any director who is an employee, partner, officer or director of any of the Legacy Class A Stockholders or any of their Affiliates) shall have any obligation to refrain from (i) engaging in or managing the same or similar activities or lines of business as the Corporation or its Subsidiaries or developing or marketing any products or services that compete, directly or indirectly, with those of the Corporation or its Subsidiaries, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation and its Subsidiaries or (iii) doing business with any client or customer of the Corporation or its Subsidiaries (each of the activities referred to in clauses (i)-(iii), a “Specified Activity”) and (iv) the Corporation renounces on behalf of itself and its Subsidiaries any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any of the Legacy Class A Stockholders or any of their Affiliates (including, without limitation, any director who is an employee, partner officer or director of any of the Legacy Class A Stockholders or any of their Affiliates).

Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

SECTION 203 OF THE DGCL

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE XIII

AMENDMENT

Section 1.                   Second Amended and Restated Certificate of Incorporation.

(a)                                 The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIII, except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation or in any Preferred Stock Certificate of Designation.

(b)                                 This Second Amended and Restated Certificate of Incorporation may be modified, amended or repealed upon (i) the approval of a majority of the Board then in office and (ii) the affirmative vote of the Class A Stockholders that together hold at least ninety percent

(90%) of the voting power of the Class A Shares entitled to vote thereon; provided, however, that for so long as the Specified Condition is satisfied, this Second Amended and Restated Certificate of Incorporation may be modified, amended or repealed upon (A) a Special Board Approval and (B) the affirmative vote of the Class A Stockholders that together hold eighty percent (80%) of the voting power of the Class A Shares entitled to vote thereon.

Section 2.                   Amended and Restated Bylaws.

(a)                                 In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to adopt, amend, alter or repeal the Amended and Restated Bylaws, subject to the rights reserved in this Article XIII, Section 2.

(b)                                 The Amended and Restated Bylaws may be modified, amended or repealed upon (i) the approval of a majority of the Board then in office and (ii) the affirmative vote of the Class A Stockholders that together hold at least ninety percent (90%)  of the voting power of the Class A Shares entitled to vote thereon; provided, however, that for so long as the Specified Condition is satisfied, the Amended and Restated Bylaws may be modified, amended or repealed upon (A) a Special Board Approval and (B) the affirmative vote of the Class A Stockholders that together hold eighty percent (80%) of the voting power of the Class A Shares entitled to vote thereon.

ARTICLE XIV

SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XV

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any Person purchasing or otherwise acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article XV.

ARTICLE XVI

DEFINED TERMS

“Access Stockholder” means Texas Oil & Gas Holdings LLC, a Delaware limited liability company, and/or its Permitted Transferees (as the case may be).

“Adjustment Multiple” means a fraction, (i) the numerator of which is the number of outstanding Class A Shares held by the Legacy Class A Stockholders as of immediately prior to the first Sale and (ii) the denominator of which is the total number of Class A Shares held by the Specified Stockholders as of immediately prior to the first Sale.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person, and with respect to any Legacy Class A Stockholder, an “Affiliate” shall include (i) any Person who is the direct or indirect ultimate holder of Equity Securities of such Specified Person, and (ii) any investment fund, alternative investment vehicle, special purpose vehicle or holding company that is directly or indirectly managed, advised or controlled by such Legacy Class A Stockholder or any Affiliate of such Legacy Class A Stockholder; provided, however, that an Affiliate shall not include any portfolio company of any Person (including any Legacy Class A Stockholder).

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Corporation adopted as of [              ], 2014, as the same may be amended, restated or supplemented from time to time.

“Apollo Stockholder” means, collectively, ANRP (EPE AIV), L.P., a Delaware limited partnership, AIF PB VII (LS AIV), L.P., a Delaware limited partnership, AIF VII (AIV), L.P., a Delaware limited partnership, AOP VII (EPE Intermediate), L.P., a Delaware limited partnership, ANRP (EPE Intermediate), L.P., a Delaware limited partnership, ANRP 892/TE (EPE AIV), L.P., a Delaware limited partnership, AP VII 892/TE (EPE AIV I), L.P., a Delaware limited partnership, AP VII 892/TE (EPE AIV II), L.P., a Delaware limited partnership, AP VII 892/TE (EPE AIV III), L.P., a Delaware limited partnership, AP VII 892/TE (EPE AIV IV), L.P., a Delaware limited partnership, Apollo Investment Fund (PB) VII, L.P., a Delaware limited partnership, and/or their Permitted Transferees (as the case may be), all of which Persons are either “Apollo Members” or “Permitted Transferees” thereof (as such terms are defined in the Second Amended and Restated Limited Liability Company Agreement of the LLC, dated as of May 24, 2012).

“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions are authorized or required by law or other governmental action to close.

“Capital Contribution” means, (i) with respect to any Legacy Class A Stockholder, as of any date of determination, the amount of any capital invested or contributed (or deemed invested or contributed) by such Legacy Class A Stockholder or its predecessor in interest (as applicable) to the Corporation and/or the LLC through such date (including the amount of any debt financing expenses of the LLC previously funded by any such Legacy Class A Stockholder (or its predecessor in interest, as applicable) and including, for the avoidance of doubt, any such capital invested or contributed (or deemed or invested or contributed) by such Legacy Class A Stockholder or its predecessor in interest (as applicable) to the Corporation or the LLC with respect to Equity Securities of the Corporation or the LLC acquired pursuant to the exercise of any preemptive rights, and (ii) with respect to the Class A Stockholders that are not Legacy Class A Stockholders, the aggregate amount of proceeds generated in connection with an IPO and Subsequent Public Offerings pursuant to which such Class A Stockholders purchased Class A Shares.

“Capital Proceeds” means without duplication, the net cash, securities or other proceeds or property received by the Corporation or the Class A Stockholders in connection with a Capital Transaction.

“Capital Transaction” means (i) a liquidation, dissolution or winding up of the Corporation or any other recapitalization transaction outside of the ordinary course in which cash or other assets are distributed to any of the Class A Stockholders or any extraordinary dividend or other distribution to any of the Class A Stockholders or (ii) a Specified Change of Control.

“Class A Preferred Return” means, with respect to any Legacy Class A Stockholder, as of any date of determination, a cumulative return of five percent (5%) per annum on the amount of the Unrecovered Capital balance of such Legacy Class A Stockholder (as it may be adjusted from time to time) during the period from each date that such Legacy Class A Stockholder or its predecessor in interest (as applicable) made a Capital Contribution accrued through such date, compounded annually.

“Class B Exchange” means any exchange of Class B Shares for newly issued Class A Shares pursuant to Article IV, Section 6.

“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

“Equity Security” has the meaning ascribed to such term in Rule 405 under the Securities Act, and in any event, includes any security having the attendant right to vote for directors or similar representatives and any general or limited partner interest in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” means, with respect to property (other than cash), the fair market value of such property as determined in good faith by the Board.

“Fiscal Year” means the twelve (12)-month (or shorter) period ending on December 31 of each year.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under Article X.

“Independent Director” means a director who, as of the date of such director’s election or appointment to the Board and as of any other date on which the determination is being made, would qualify as an “independent director” of the Corporation, each Legacy Class A Stockholder and Legacy Class B Stockholder and their respective Affiliates under Rule 303A(2) of the NYSE Listed Company Manual (assuming for this purpose that it applies to each such Person).

“IPO” means the first firm commitment underwritten public offering of Equity Securities of the Corporation conducted pursuant to an effective registration statement under the Securities Act (other than a registration statement on Forms S-4 or S-8 or any similar form).

“KNOC Stockholder” means Korea National Oil Corporation, a corporation duly organized and existing under the laws of Korea, and/or its Permitted Transferees (as the case may be).

“Legacy Class A Stockholders” means, collectively, the Apollo Stockholder, the Riverstone Stockholder, the Access Stockholder, the KNOC Stockholder, EPE 892 Co-Investors I, L.P., a Delaware limited partnership, EPE 892 Co-Investors II, L.P., a Delaware limited partnership, EPE 892 Co-Investors III, L.P., a Delaware limited partnership, EPE Overseas Co-Investors (FC), L.P., a Cayman Islands exempted limited partnership, EPE Domestic Co-Investors, L.P., a Delaware limited partnership, EPE Management Investors, LLC, a Delaware limited liability company, and/or their Permitted Transferees (as the case may be).

“Legacy Class B Stockholder” means, EPE Employee Holdings, LLC, a Delaware limited liability company, its Permitted Transferees (as the case may be) and EPE Employee Holdings II, LLC, a Delaware limited liability company.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“LLC” means EPE Acquisition, LLC, a limited liability company formerly organized under the laws of the State of Delaware prior to its dissolution.

“Majority-in-Interest” means the Legacy Class A Stockholders holding a majority of the outstanding Class A Shares held by the Legacy Class A Stockholders.

“MOIC” means, as of any date of determination, the multiple of invested capital by the Legacy Class A Stockholders in the Corporation and their respective predecessors in interest in the LLC (as applicable), which shall be equal to the quotient of (i) an amount equal to (A) the aggregate amount of Available Cash Dividends theretofore distributed or to be distributed to the Legacy Class A Stockholders pursuant to Article IV, Section 2(b) through such date (for the avoidance of doubt including, for all purposes, any Available Cash Dividends distributed to the Legacy Class A Stockholders pursuant to Article IV, Section 2(b) through such date with respect to any Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights), plus (B) solely with respect to Capital Transactions, the aggregate amount of Capital Proceeds (after deducting any costs and expenses incurred by or on behalf of the Stockholders in connection with the Capital Transaction giving rise to such Capital Proceeds, but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the Stockholders Agreement or otherwise) theretofore distributed or to be distributed to the Legacy Class A Stockholders through such date (including, for the avoidance of doubt, any Capital Proceeds distributed to the Legacy Class A Stockholders pursuant to Article IV, Section 5 through such date with respect to any Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights), plus (C) an amount equal to (x) the offering price per share of Registrable Securities that are offered to the public in an IPO or a Subsequent Public Offering (after deducting the per share amount of any underwriting discounts, expenses and commissions and any other costs and expenses incurred by or on behalf of the Stockholders in connection with such IPO or Subsequent Public Offering (as applicable), but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the Stockholders Agreement or otherwise), multiplied by (y) the aggregate number of such shares of Registrable Securities then outstanding that are held, directly or indirectly, by the Legacy Class A Stockholders; provided, that solely for the purposes of calculating the amount of Available Cash Dividends and Capital Proceeds distributable to the Class A Stockholders and the Class B Stockholders pursuant to Article IV, Section 3(b) and Article IV, Section 5, the amount set forth in subclause (C) of this definition shall be the aggregate amount of Subsequent Sale Proceeds (after deducting any underwriting discounts, expenses and commissions and any other costs and expenses incurred by or on behalf of the Stockholders in connection with the Subsequent Sales giving rise to such Subsequent Sale Proceeds, but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the Stockholders Agreement or otherwise) theretofore received or to be received by the Legacy Class A Stockholders in connection with such Subsequent Sales (including, for the avoidance of doubt, any Subsequent Sale Proceeds theretofore received or to be received by the Legacy Class A Stockholders in connection with such Subsequent Sales with respect to any Registrable Securities acquired pursuant to the exercise of any preemptive rights), plus (D) the aggregate amount of Prior Distributions, divided by (ii) the aggregate amount of Capital Contributions made by the Legacy Class A Stockholders or their predecessors in interest (as applicable) through such date (including, for the avoidance of doubt, any Capital Contributions made by the Legacy Class A Stockholders or their predecessors in interest (as applicable) to acquire any Equity Securities of the Corporation or the LLC through such date).

“Permitted Transferee” means any recipient of Class A Shares pursuant to a Transfer of Class A Shares by a Legacy Class A Stockholder that is permitted under the Stockholders Agreement at any time without prior approval of the Board.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Previously Paid Class A Preferred Return” means, with respect to the Legacy Class A Stockholders, as of any date of determination, the aggregate amount of Profits distributed prior to the occurrence of a Threshold Capital Transaction to the Legacy Class A Stockholders and their predecessors in interest (as applicable) through such date (after the Unrecovered Capital balance of each Legacy Class A Stockholder has been reduced to zero) that reduces the Unpaid Class A Preferred Return of any Legacy Class A Stockholder.

“Principal Stockholders” means, collectively, the Riverstone Stockholder, the KNOC Stockholder and the Access Stockholder.

“Prior Distributions” means, with respect to any Legacy Class A Stockholder, as of any date of date of determination, the aggregate amount of any distributions of proceeds from capital transactions and available cash and tax distributions received by such Legacy Class A Stockholder or its predecessor in interest (as applicable) in respect of membership interests in the LLC previously held by such Legacy Class A Stockholder or its predecessor in interest (as applicable) (including, for the avoidance of doubt, any such amounts distributed to such Legacy Class A Stockholder or its predecessor in interest (as applicable) with respect to membership interests in the LLC acquired pursuant to the exercise of any preemptive rights).

“Pro Rata” and “Pro Rata Portion” means (i) with respect to each Class A Stockholder, a fraction expressed as a percentage,  the numerator of which is the number of Class A Shares held by such Class A Stockholder and the denominator of which is the number of outstanding Class A Shares, (ii) with respect to each Class B Stockholder, a fraction expressed as a percentage, the numerator of which is the number of Class B Shares held by such Class B Stockholder and the denominator of which is the number of outstanding Class B Shares, and (iii) with respect to each Legacy Class A Stockholder, a fraction expressed as a percentage, the numerator of which is the number of Class A Shares held by such Legacy Class A Stockholder and the denominator of which is the total number of Class A Shares held by all Legacy Class A Stockholders.

“Profits” means, as of any date of determination, an amount equal to (i) the aggregate amount of Capital Proceeds and Available Cash Dividends theretofore distributed or to be distributed to the Legacy Class A Stockholders pursuant to Article IV, Section 2(b) and Article IV, Section 5 (including, for the avoidance of doubt, any such amounts distributed to the

Legacy Class A Stockholders with respect to Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights) and Prior Distributions received by the Legacy Class A Stockholders or their predecessors in interest (as applicable), plus (ii) the aggregate amount of Subsequent Sale Proceeds (including, for the avoidance of doubt, any such Subsequent Sale Proceeds received by the Legacy Class A Stockholders in respect of Registrable Securities acquired pursuant to the exercise of any preemptive rights), minus (iii) the aggregate amount of Capital Contributions made by the Class A Stockholders or their predecessors in interest (as applicable).

“Registrable Securities” means any and all Class A Shares currently held or hereafter acquired by the Legacy Class A Stockholders and any other securities issued or issuable with respect to any such shares by way of share split, or in connection with a combination of shares, share dividend, recapitalization, merger, exchange, conversion, reclassification or similar event or otherwise.  As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act) or (iii) they shall have ceased to be outstanding.  No Registrable Securities may be registered under more than one registration statement at any one time.

“Riverstone Stockholder” means, collectively, Riverstone V Everest Holdings, L.P., a Delaware limited partnership, and Riverstone V FT Corp Holdings, L.P., a Delaware limited partnership, and/or their Permitted Transferees (as the case may be).

“Sale” means any Transfer of Class A Shares by the Specified Stockholders that is not a Permitted Transfer, whether pursuant to a Subsequent Public Offering or otherwise.

“Sale Proceeds” means the cash proceeds received by the Specified Stockholders in connection with a Sale, including any consideration received by the Specified Stockholders following the consummation of a Sale (whether in the form of contingent consideration or a post-closing adjustment or pursuant to an escrow or hold-back arrangement or otherwise).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Special Board Approval” means the approval of a majority of all of the directors then in office, which majority shall include at least one (1) director designated by the Apollo Stockholder pursuant to the Stockholders Agreement, and one (1) director designated by a Principal Stockholder pursuant to the Stockholders Agreement or one (1) Replacement Director designated pursuant to the Stockholders Agreement.

“Specified Change of Control” means the following transactions in which proceeds are (a) received by the Corporation and the Board has approved the distribution of all or a portion of such proceeds to the Stockholders pursuant to Article IV, Section 5 or (b) received by the Legacy Class A Stockholders from a third party purchaser: (i) an acquisition by any Person or group of Persons of Equity Securities of the Corporation, whether already outstanding or newly issued, in a transaction or series of transactions, if immediately thereafter such Person or group of Persons (other than the Apollo Stockholder, the Principal Stockholders or their respective Affiliates or a wholly-owned Subsidiary of the Corporation) has, or would have, directly or indirectly, beneficial ownership of fifty percent (50%) or more of the combined Equity Securities or voting power of the Corporation, excluding, for the avoidance of doubt, Class B Shares; (ii) the sale of all or substantially all (i.e., eighty percent (80%) or more) of the assets of the Corporation and its Subsidiaries, taken as a whole, directly or indirectly, to any Person or group of Persons in a transaction or series of transactions; or (iii) the consummation of a tender offer, merger, recapitalization, consolidation, business combination, reorganization or other transaction, or series of related transactions, involving the Corporation and any other Person or group of Persons; unless, in the case of clause (iii) of this definition, both (1) the Legacy Class A Stockholders, immediately prior to such transaction or the first transaction in such series of transactions, will, solely as a result of their ownership of Class A Shares immediately prior to such transaction or the first transaction in such series of transactions, beneficially own more than fifty percent (50%) of the combined Equity Securities or voting power of the Corporation (or, if the Corporation will not be the surviving entity in such transaction or series of transactions, such surviving entity) immediately after such transaction or series of transactions and (2) individuals who are directors, immediately prior to such transaction or the first transaction in such series of transactions, will be entitled to cast at least a majority of the votes of the Board (or the board of directors or equivalent body of such surviving entity, as the case may be) after the closing of such transaction or series of transactions.  As used in this definition of Specified Change of Control, the term “group” shall have the same meaning used in Rule 13d-5 of the United States Securities Exchange Act of 1934, as amended.  For the avoidance of doubt, this definition of Specified Change of Control shall not include an IPO.

“Specified Class A Preferred Return” means, with respect to the Specified Stockholders, as of any date of determination, a cumulative return of five percent (5%) per annum on the amount of the Specified Unrecovered Capital balance (as it may be adjusted from time to time) during the period from each date that the Specified Stockholders or their predecessors in interest (as applicable) made a Capital Contribution accrued through such date, compounded annually.

“Specified Condition” means, as of any date of determination, that (i) the Legacy Class A Stockholders beneficially own twenty-five percent (25%) or more of the outstanding Class A Shares and (ii) a Specified Stockholder is entitled to designate at least one (1) director to the Board pursuant to the Stockholders Agreement.

“Specified MOIC” means, as of any date of determination, the multiple of invested capital by the Apollo Stockholder and the Riverstone Stockholder in the Corporation and their respective predecessors in interest in the LLC (as applicable), which shall be equal to the quotient of (i) an amount equal to (A) the aggregate amount of Available Cash Dividends theretofore distributed or to be distributed to the Specified Stockholders pursuant to Article IV, Section 2(b) through such date (for the avoidance of doubt including, for all purposes, any Available Cash Dividends distributed or to be distributed to the Specified Stockholders pursuant to Article IV, Section 2(b) through such date with respect to any Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights), plus (B) solely with respect to Capital Transactions, the aggregate amount of Capital Proceeds (after deducting any costs and expenses incurred by or on behalf of the Stockholders in connection with the Capital Transactions giving rise to such Capital Proceeds, but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the

Stockholders Agreement or otherwise) theretofore received or to be received by the Specified Stockholders through such date (including, for the avoidance of doubt, any Capital Proceeds received by the Specified Stockholders pursuant to Capital Transactions through such date with respect to any Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights), plus (C) an amount equal to (x) the offering price per share of Registrable Securities that are offered to the public in an IPO or a Subsequent Public Offering (after deducting the per share amount of any underwriting discounts, expenses and commissions and any other costs and expenses incurred by or on behalf of the Stockholders in connection with such IPO or Subsequent Public Offering (as applicable), but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the Stockholders Agreement or otherwise), multiplied by (y) the aggregate number of such shares of Registrable Securities then outstanding that are held, directly or indirectly, by the Specified Stockholders; provided, that solely for the purposes of calculating the amount of Class B Consideration pursuant to Article IV, Section 6, the amount set forth in subclause (C) of this definition shall be the aggregate amount of Sale Proceeds (after deducting any underwriting discounts, expenses and commissions and any other costs and expenses incurred by or on behalf of the Stockholders in connection with such Sales giving rise to such Sale Proceeds, but only to the extent that such Stockholders have not previously been reimbursed such amounts by the Corporation pursuant to the Stockholders Agreement or otherwise) theretofore received or to be received by the Specified Stockholders in connection with such Sales (including, for the avoidance of doubt, any Sale Proceeds theretofore received or to be received by the Specified Stockholders in connection with such Sales with respect to any Registrable Securities acquired pursuant to the exercise of any preemptive rights), plus (D) the aggregate amount of Specified Prior Distributions, divided by (ii) the aggregate amount of Capital Contributions made by the Specified Stockholders or their predecessors in interest (as applicable) through such date (including, for the avoidance of doubt, any Capital Contributions made by the Specified Stockholders or their predecessors in interest (as applicable) to acquire any Equity Securities of the Corporation or the LLC through such date).

“Specified Previously Paid Class A Preferred Return” means, with respect to the Specified Stockholders, as of any date of determination, the aggregate amount of Specified Profits distributed prior to the occurrence of a Specified Sale to the Specified Stockholders and their predecessors in interest (as applicable) through such date (after the Specified Unrecovered Capital balance has been reduced to zero) that reduces the  Specified Unpaid Class A Preferred Return.

“Specified Prior Distributions” means, with respect to the Specified Stockholders, as of any date of determination, the aggregate amount of any distributions of proceeds from capital transactions and available cash and tax distributions received by the Specified Stockholders or their predecessors in interest (as applicable) in respect of membership interests in the LLC previously held by the Specified Stockholders or their predecessors in interest (as applicable) (including, for the avoidance of doubt, any such amounts distributed to or received by the Specified Stockholders or their predecessors in interest (as applicable) with respect to membership interests in the LLC, which membership interests were acquired pursuant to the exercise of any preemptive rights).

“Specified Profits” means, as of any date of determination, an amount equal to (i) the aggregate amount of Capital Proceeds and Available Cash Dividends theretofore distributed or to be distributed to the Specified Stockholders pursuant to Article IV, Section 5 and Article IV, Section 2(b) (including, for the avoidance of doubt, any such amounts distributed to the Specified Stockholders with respect to Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights) and Prior Distributions received by the Specified Stockholders or their predecessors in interest (as applicable), plus (ii) the aggregate amount of Sale Proceeds (including, for the avoidance of doubt, any such Sale Proceeds received by the Specified Stockholders in respect of Registrable Securities acquired pursuant to the exercise of any preemptive rights), minus (iii) the aggregate amount of Capital Contributions made by the Specified Stockholders or their respective predecessors in interest (as applicable).

“Specified Remaining Tier I Profits” means the remaining amount of Specified Profits after the Specified Unrecovered Capital balance has been reduced to zero, minus the Specified Class B Catch-Up Amount.

“Specified Remaining Tier II Profits” means the remaining amount of Specified Remaining Tier I Profits after the Specified Unpaid Class A Preferred Return has been reduced to, and remains at zero, minus the Specified Tier I MIPS.

“Specified Sale” means any Sale by the Specified Stockholders where the Specified MOIC after giving effect to such Sale, is greater than one (1.0).

“Specified Stockholders” means, collectively, the Apollo Stockholder and the Riverstone Stockholder.

“Specified Unpaid Class A Preferred Return” means, with respect to the Specified Stockholders, as of any date of determination, the excess, if any, of (i) the amount of accrued Specified Class A Preferred Return as of such date, over (ii) an amount equal to the excess, if any, of (x) the aggregate amount of Capital Proceeds and Available Cash Dividends theretofore distributed or to be distributed to the Specified Stockholders pursuant to Article IV, Section 2(b) and Article IV, Section 5 (including, for the avoidance of doubt, any such amounts distributed to the Specified Stockholders with respect to Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights), Sale Proceeds (including, for the avoidance of doubt, any such Sale Proceeds received by the Specified Stockholders in respect of Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights) and Specified Prior Distributions, over (y) the aggregate amount of any Capital Contributions made by the Specified Stockholders or their predecessors in interest (as applicable); provided, that amounts received by the Specified Stockholders and their predecessors in interest (as applicable) that reduce the positive balance of the Specified Unrecovered Capital shall not also be applied to reduce the Specified Unpaid Class A Preferred Return in a manner that is duplicative.

“Specified Unrecovered Capital” means, with respect to the Specified Stockholders, as of any date of determination, the excess, if any, of (i) the aggregate amount of any Capital Contributions made by the Specified Stockholders or their predecessors in interest (as applicable), over (ii) the aggregate amount of Capital Proceeds and Available Cash Dividends theretofore distributed or to be distributed to the Specified Stockholders pursuant to Article IV,

Section 2(b) and Article IV, Section 5 (including, for the avoidance of doubt, any such amounts distributed to the Specified Stockholders with respect to Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights), Sale Proceeds (including, for the avoidance of doubt, any such Sale Proceeds received by the Specified Stockholders in respect of Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights) and Prior Distributions made to the Specified Stockholders or their predecessors in interest (as applicable).

“Stockholders” means, collectively, the Class A Stockholders, the Class B Stockholders and the Preferred Stockholders.

“Stockholders Agreement” means the Stockholders Agreement, dated as of August 30, 2013, by and among the Corporation and the other parties thereto, as the same may be amended, restated or supplemented from time to time.

“Subsequent Public Offering” means any public offering of Registrable Securities conducted following the consummation of an IPO pursuant to an effective registration statement under the Securities Act (other than a registration statement on Forms S-4 or S-8).

“Subsequent Sale” means any Transfer of Class A Shares by a Legacy Class A Stockholder that is not a Permitted Transfer, whether pursuant to a Subsequent Public Offering or otherwise.

“Subsequent Sale Proceeds” means the cash proceeds received by a Legacy Class A Stockholder in connection with a Subsequent Sale.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Threshold Capital Transaction” means a Capital Transaction where the MOIC after giving effect to such Capital Transaction is at least one (1.0).

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise.  The terms “Transferred,” “Transferring,” “Transferor” and “Transferee” have meanings correlative to the foregoing.

“Unpaid Class A Preferred Return” means, with respect to any Legacy Class A Stockholder, as of any date of determination, the excess, if any, of (i) the amount of such Legacy Class A Stockholder’s accrued Class A Preferred Return as of such date, over (ii) an amount equal to the excess, if any, of (x) the aggregate amount of Capital Proceeds and Available Cash Dividends theretofore distributed or to be distributed to such Legacy Class A Stockholder pursuant to Article IV, Section 2(b) and Article IV, Section 5 (including, for the avoidance of doubt, any such amounts distributed to such Legacy Class A Stockholder and its predecessor in interest with respect to Equity Securities of the Corporation or the LLC acquired pursuant to the exercise of any preemptive rights), Subsequent Sale Proceeds (including, for the avoidance of doubt, any such Subsequent Sale Proceeds received by such Legacy Class A Stockholder in respect of Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights) and Prior Distributions made to such Legacy Class A Stockholder or its predecessor in interest (as applicable), over (y) the aggregate amount of any Capital Contributions made by such Legacy Class A Stockholder or its predecessor in interest (as applicable); provided, that amounts received by such Legacy Class A Stockholder and its predecessor in interest (as applicable) that reduce the positive balance of the Unrecovered Capital of such Legacy Class A Stockholder shall not also be applied to reduce the Unpaid Class A Preferred Return of such Legacy Class A Stockholder in a manner that is duplicative.

“Unrecovered Capital” means, with respect to any Legacy Class A Stockholder, as of any date of determination, the excess, if any, of (i) the aggregate amount of any Capital Contributions made by such Legacy Class A Stockholder (or its predecessor in interest, as applicable), over (ii) the aggregate amount of Capital Proceeds and Available Cash Dividends theretofore distributed or to be distributed to such Legacy Class A Stockholder pursuant to Article IV, Section 2(b) and Article IV, Section 5 (including, for the avoidance of doubt, any such amounts distributed to such Legacy Class A Stockholder and its predecessor in interest with respect to Equity Securities of the Corporation or the LLC acquired pursuant to the exercise of any preemptive rights), Subsequent Sale Proceeds (including, for the avoidance of doubt, any such Subsequent Sale Proceeds received by such Legacy Class A Stockholder in respect of Equity Securities of the Corporation acquired pursuant to the exercise of any preemptive rights) and Prior Distributions made to such Legacy Class A Stockholder or its predecessor in interest (as applicable).

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed this      day of                               , 2014.

EP ENERGY CORPORATION

By:
Name:
Title:

[Signature Page — Second Amended and Restated Certificate of Incorporation]